
                                         THE PEP BOYS - MANNY, MOE & JACK AND SUBSIDIARIES                              Exhibit 11
                                                 COMPUTATION OF EARNINGS PER SHARE
                                               (in thousands, except per share data)

                                                              Thirteen weeks ended                     Thirty-nine weeks ended
                                                        ----------------------------------       ---------------------------------
                                                         Oct. 29, 1994     Oct. 30, 1993         Oct. 29, 1994       Oct. 30, 1993
                                                        --------------      --------------       -------------       -------------
(a)  Earnings Before Cumulative Effect
       of Change in Accounting Principle..............        $20,640              $17,443            $61,715              $49,987

(b)  Cumulative Effect of Change in
       Accounting Principle...........................              -                    -             (4,300)                   _
                                                         -------------      --------------       -------------        ------------
(c)  Net Earnings.....................................        $20,640              $17,443            $57,415               49,987
                                                         =============      ==============       =============        ============

     Average number of Common Shares outstanding
       during the period..............................         59,236               60,942             59,249               60,834

     Common Shares assumed issued upon exercise
       of dilutive stock options, net of assumed
       repurchase, at the average market price,
       using the treasury stock method (1)............          1,378                1,035              1,325                1,070
                                                         -------------       -------------        ------------        ------------

(d)  Average number of Common Shares assumed
       outstanding during the period..................         60,614               61,977             60,574               61,904
                                                         =============       =============        ============        ============

     Earnings per Share Before Cumulative Effect
       of Change in Accounting Principle (a/d)........       $    .34              $   .28           $   1.02               $  .81

     Cumulative Effect of Change in Accounting
       Principle (b/d)................................              -                    -               (.07)                   -
                                                          ------------       -------------         -----------         -----------
     Net Earnings per Share (c/d).....................        $   .34              $   .28           $     .95              $  .81
                                                          ============       =============         ===========        ============


(1) The number of Common Shares assumed issued upon exercise of dilutive stock options is essentially the same for fully diluted earnings per share.
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